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                                                            EXHIBIT 99.1

[LOGO] MORRISON KNUDSEN CORPORATION
                                                                    NEWS RELEASE
Morrison Knudsen Plaza/P.O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-6611
Fax:  (208) 386-5065
                               For Further Information Contact: Brent D. Brandon
                                         Vice President Corporate Communications

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FOR RELEASE:

                                   October 21, 1996

                     MK EVALUATING POST-MERGER FINANCIAL RESERVES

                                  FOR THIRD QUARTER

    BOISE -- Morrison Knudsen Corporation (NYSE-MK), formerly Washington Construction Group, Inc., will delay filing its Quarterly Report Form 10Q for the third quarter ended August 31, 1996. In a Report on Form 8K filed with the SEC, the company said that the reporting of its third quarter results would be delayed beyond the required filing date due to an ongoing review of financial matters following the merger between Morrison Knudsen and Washington Construction, which became effective last month on September 11, 1996.

    The Company said that it is reviewing certain properties, principally real estate not used in construction operations, to evaluate their status and determine their current market value. None of the properties being evaluated are involved in the Company's on-going core operations. MK said that it is also evaluating the establishment of reserves for restructuring expenses related to the business combination, including relocation and other employee-related expenses. Other financial issues under review include establishment of a reserve for a potential environmental liability and accruals for taxes other than income taxes. The Company anticipates completing the evaluation within one month and said the post-merger loss provisions could result in net losses for the three and nine month periods ended August 31, 1996.

    "We remain confident in the performance of the Company's operating units and look forward to getting these potential adjustments behind us," said Robert
A. Tinstman, MK's president and chief executive officer.

    The merger of Morrison Knudsen and Washington Construction resulted in a company of 10,000 employees in 25 countries providing engineering & construction services in seven markets: environmental, mining, heavy construction, industrial & process, operations & maintenance, power and transportation.

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